Exhibit 99.1

MYR Group Inc. Announces Appellate Court Victory in Young Litigation

•	Florida Court of Appeals Reverses Trial Court Decision Resulting in Favorable Adjustment to MYR Group’s 2014 Financials
•	Earnings Release and Investor Conference Call Rescheduled

Rolling Meadows, Ill., March 2, 2015 — MYR Group Inc. (“MYR Group”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market, previously announced that in September 2013, a verdict was entered against named defendants, including The L. E. Myers Co. (“L. E. Myers”), a subsidiary of the Company, in favor of the estate of Allen Young, in connection with a traffic accident involving Mr. Young. The verdict included compensatory and punitive damages. As a result of this verdict, L. E. Myers recorded a legal reserve of $2.3 million during the third quarter of 2013. L. E. Myers appealed this judgment and on February 27, 2015, received notice that the District Court of Appeal of Florida, Second District, reversed the judgment issued by the trial court, determined that punitive damages were not available, and remanded the case for a new trial. As a result of this ruling, L. E. Myers has reversed the $2.3 million reserve it recorded in the third quarter of 2013 and will reflect the net impact of the reversal in the Company’s consolidated results for the year-ended December 31, 2014.

As a result of this timing, the Company has rescheduled the dates of the fourth-quarter and full-year 2014 earnings release and conference call. The Company will release fourth-quarter and full-year 2014 results on Wednesday, March 11, 2015, after the close of trading. In conjunction with the release, MYR Group has scheduled a conference call and simultaneous webcast to discuss results on Thursday, March 12, 2015, at 9:00 a.m. Central time.

To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, March 18, 2015, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 89786618. MYR Group will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company's website at myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be archived for 7 days.

About MYR Group Inc.

MYR Group is a leading specialty contractor serving the electrical infrastructure market throughout the United States and has the experience and expertise to complete electrical installations of any type and size. MYR Group’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR Group’s transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. MYR Group also provides commercial and industrial electrical contracting services to general contractors, commercial and industrial facility owners, local governments and developers throughout the western United States. For more information, visit myrgroup.com.

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MYR Group Inc. Announces Appellate Court Victory in Young Litigation

MYR Group Inc. Contact:

Paul J. Evans, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

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